Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

Las Vegas Facility Totaling 745 Units

LAS VEGAS – August 2, 2016 – Strategic Storage Trust II, Inc. (SST II) — which is sponsored by SmartStop Asset Management, LLC — recently purchased a self storage facility consisting of approximately 745 units across approximately 90,000 rentable square feet located at 590 E. Silverado Ranch Blvd. in Las Vegas.

“This facility is located in a densely populated market with excellent access,” said H. Michael Schwartz, chairman and CEO of SST II. “We look forward to providing Class A service to our tenants and customers.”

Built in 2002, the four building Las Vegas facility sits on approximately 3.45 acres. The facility offers climate controlled units and drive-up units.

“At 85% occupancy, this property is in good physical shape with upside remaining in both rents and occupancy,” said Wayne Johnson, chief investment officer for SST II.

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 40,700 self storage units and approximately 4.4 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 57,800 self storage units and approximately 6.3 million rentable square feet. The company is the asset manager for 87 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of both SSTII and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focusing on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.